Exhibit 99.1

[GRAPHIC APPEARS HERE]	FOR IMMEDIATE RELEASE Contact: Andre C. Dimitriadis, Chairman & CEO Wendy L. Simpson, Vice Chairman & CFO (310) 455-6010

LTC PROPERTIES ANNOUNCES SALE OF 2 MILLION SHARES

OF 8.5% CONVERTIBLE PREFERRED STOCK

MALIBU, CALIFORNIA, September 16, 2003 — LTC Properties, Inc. (NYSE:LTC) announced today that it has priced a public offering of 2 million shares of 8.5% Series E Cumulative Convertible Preferred Stock, with a liquidation preference of $25 per share. Each share of Series E Preferred Stock will be convertible at any time into shares of Common Stock, at a conversion price of $12.50 per share of Common Stock, subject to adjustment under certain circumstances. It is anticipated that closing and delivery will occur on or about September 19, 2003.

The transaction was managed by Stifel, Nicolaus & Company, Incorporated, McDonald Investments Inc. and Harris Nesbitt.

Net proceeds from the offering will be used, together with cash on hand to pay in full amounts outstanding under the Company’s Senior Secured Revolving Line of Credit.

The Company is a self-administered real estate investment trust which invests in long-term care and other healthcare related facilities through mortgage loans, facility lease transactions and other investments.

This press release includes statements that are not purely historical and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward- looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.

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